1. Name and Address of Reporting Person
   Kroos, Steven R.
   14901 S. Orange Blossom Trail
   Orlando, FL 32837-
2. Issuer Name and Ticker or Trading Symbol
   Tupperware Corporation (TUP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   5/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President, Tupperware Asia Pac
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       05/02/2002 M             8114        A      $13.4420                    D
Common Stock                       05/02/2002 S             -8114       D      $23.1056                    D
Common Stock                       05/02/2002 S             -696        D      $23.1056   36300            D
Common Stock                                                                              968              I           401(k) Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $13.442  05/02/2002 M               8114  11/03/1995 11/03/2002 Common  8114     $23.1056   0        D
                                                                               Stock
Stock Option   $15.94                                               10/26/2010 Common                      72600    D
                                                                               Stock
Stock Option   $18.56                                               11/13/2010 Common                      30000    D
                                                                               Stock
Stock Option   $18.75                                               11/10/2009 Common                      19000    D
                                                                               Stock
Stock Option   $19.2                                                11/10/2009 Common                      30000    D
                                                                               Stock
Stock Option   $20.65                                               09/24/2011 Common                      33800    D
                                                                               Stock
Stock Option   $24.25                                               11/10/2007 Common                      15000    D
                                                                               Stock
Stock Option   $26.7                                                11/11/2002 Common                      15000    D
                                                                               Stock
Stock Option   $28.5672                                             11/02/2003 Common                      4868     D
                                                                               Stock
Stock Option   $33.0197                                             10/31/2004 Common                      7707     D
                                                                               Stock
Stock Option   $34.2797                                             10/30/2005 Common                      4394     D
                                                                               Stock
Stock Option   $42.25                                               05/19/2006 Common                      9000     D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Steven R. Kroos

DATE
05/09/2002